EXHIBIT
Press release dated May 14, 2007
KG OFFSHORE EXPLORATION BLOCK UPDATE

Calgary, Alberta, Canada, May 14, 2007 - GeoGlobal Resources Inc. (the “Company” or “GeoGlobal”) (Amex: GGR) today provided an update on the exploration activities of the Gujarat State Petroleum Corporation (“GSPC” or the “operator”) as operator of the exploration block KG-OSN-2001/3 (“KG Offshore Block”).

GSPC has completed drilling the KG#16 well to a total depth (“TD”) of 5,372 meters measured depth (“MD”) (5,369 meters total vertical depth (“TVD”)). A complete suite of modern logs have been run and the well is currently being cased with a 7 inch liner to TD. A testing program has been designed based upon independent log analyses, as well as core samples, MDT’s (“Modular Formation Dynamics Tester”) and hydrocarbon shows while drilling. The testing program is expected to commence before the end of May.

On January 3, 2007 GSPC spud the KG#16 well; which is the first well drilled using the Atwood Beacon jack-up rig for the GSPC led consortium in the KG Offshore Block. The KG#16 well is situated approximately 5 kilometers East of the KG#8 platform and was drilled vertically in shallow waters of approximately 109 meters.

The KG#28 well, which commenced drilling on February 6, 2007, has reached 5,354 meters MD and 4,950 meters TVD as reported by the operator on May 9, 2007. The KG#28 well is the sixth well being drilled using the Saipem Perro Negro 3 jack-up rig from the KG#8 platform. The KG#28 well, a further exploratory well, has been classified by the management committee as an “appraisal well” for the purposes of the PSC and it is being drilled directionally to an intended TVD of approximately 5,050 meters deviating approximately 1,500 meters East of the KG#8 platform.

GSPC has recently contracted a fourth drilling rig named “Deep Driller 1”. The Deep Driller 1 is owned by Sinvest ASA out of Norway and is a jack-up rig capable of operating in water depths of approximately 120 meters. The term of the contract is for two years from the date of spud of the first well.

On May 8, 2007 GSPC commenced drilling the KG#30 exploratory well with the Deep Driller 1. The KG#30 well is situated approximately 15.5 kilometers Northeast of the KG#11 well, and is intended to be drilled vertically in shallow waters of approximately 45 meters to a TVD of approximately 4,200 meters. The KG#30 will be the first exploratory well to test the deepest part of the northern graben in the KG Offshore Block.

As previously announced, GSPC has further entered into a contract with Essar Oilfield Services Limited (“EOSL”), a subsidiary of Essar Shipping & Logistics Ltd. of Cyprus, for a semi-submersible drilling rig named “Essar Wildcat”. The Essar Wildcat is a self propelled drilling rig suitable for deployment in water depths of 400 meters and has a drilling depth capacity of 7,600 meters. GSPC intends to commence drilling additional wells in the deeper water in the KG Offshore Block by the third quarter of 2007. The initial term of the EOSL contract is for two years from the date of spud of the first well, with the option of two extensions, each for one year.

Mr. Jean P. Roy, President and CEO of GeoGlobal stated “We are looking forward to having 4 drilling rigs available in the KG Basin. GSPC has done a tremendous job in making available these 4 rigs to pursue development and exploration in our KG Offshore Block.”

GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, the Cambay, the Deccan Syneclise and Rajasthan basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company’s forward looking statements include, among others, its statements and estimates as to
•
the likelihood that recoverable hydrocarbon reserves may exist in the geographic areas in which the Company has an interest and the quantity, if any, of those reserves and when, if ever, the Company may realize revenues from any reserves that are established ,

•	the cost and likelihood of success of the parties in fulfilling the work commitments under the production sharing contracts to which the Company is a party,
•
the timing of activities under the production sharing contracts and the ability of the related work commitments to be fulfilled and completed within the times contemplated by the productions sharing contracts,

•	the availability of drilling rigs, personnel and other services and equipment at acceptable and reasonable prices to fulfill the work commitments,
•	the ability of those drilling rigs to perform to meet expectations in the temperature, pressure and depth conditions to which they are subjected,
•	The ability of the operator under the production sharing contracts to complete successful wells and to market and deliver any hydrocarbons produced, and
•	the availability of funds in the amounts required and at the times required to fulfill the Company’s participating interest obligations in pursuing these exploration activities.
There can be no assurance as to the outcome of these activities that are described as forward looking. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercially productive success of any of its wells, all of which involve risks and uncertainties. The exploration blocks in which the Company has an interest are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company and its investors. Additional risks and uncertainties may arise out of seeking to do business overseas where political and other world events may disrupt the Company's plans, intentions and expectations. The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest.
The first phase of the exploration period relating to the production sharing contract for the Company’s KG Offshore Block has expired, as extended on August 29, 2005 through March 11, 2006, without the required minimum of at least fourteen wells being drilled during the first phase. On February 24, 2006, the management committee for the KG Offshore Block recommended a further extension of the first phase of twelve months to March 11, 2007. The operator under the production sharing contract is seeking from the Government of India an extension of the exploration period and also its consent to proceeding with the second phase of the exploration period under the production sharing contract. As at May 14, 2007, this approval and consent is still outstanding. Unless this further extension is granted, the Company may be liable for consequences of non-fulfillment of the minimum work commitment in a given time frame under the production sharing contract. The production sharing contract has provisions for termination of the production sharing contract on account of various reasons specified therein including a material breach of the contract. Termination rights can be exercised after giving ninety days written notice. This failure to timely complete the minimum work commitment, though there is no precedence, may be deemed by the Government of India to be a failure to comply with the provisions of the contract in a material particular. The termination of the production sharing contract by the Government of India would result in the loss of the Company’s interest in the KG Offshore Block other than areas determined to encompass "commercial discoveries". The production sharing contract sets forth procedures whereby the operator can obtain the review of the management committee under the production sharing contract as to whether a discovery on the exploration block should be declared a commercial discovery under the production sharing contract. Those procedures have not been completed at present with respect to the discovery on the KG Offshore Block and, accordingly, as of May 14, 2007, no areas on the KG Offshore Block have been determined formally to encompass "commercial discoveries" as that term is defined under the production sharing contract.
Additional important risk factors are described in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and the Company's quarterly reports on Form 10-QSB and 10Q. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:
Allan J. Kent, Executive VP and CFO
Carla Boland, Investor Relations and Corporate Affairs
Phone: +1 403 777-9253 Email: info@geoglobal.com
Fax: +1 403 777-9199 Website: www.geoglobal.com